BOARD OF DIRECTORS AGREEMENT

THIS BOARD OF DIRECTORS AGREEMENT (“Agreement”) is made and entered into as of the 7th day of March 2017 by and Timothy J. Keating, an individual (“Keating” or “Director”), and Surna Inc., a Nevada corporation (the “Company”). Director and the Company may sometimes be referred to in this Agreement individually as a “party” or jointly as the “parties.”

BACKGROUND:

The Company desires to appoint the Director as a member, chairman and lead independent director of the Board of Directors of the Company (the “Board”) and the Director desires to serve and be appointed as a director, chairman and lead independent director of the Board (the “Appointment”), subject to the terms and conditions of this Agreement and the Company’s By-Laws dated January 28, 2010 as amended on August 19, 2015 (the “By-Laws”).

AGREEMENTS:

In consideration of the mutual promises of the parties stated in this Agreement and intending to be legally bound hereby, the parties agree us follows:

1. Scope of Services.

(a) Services. Director agrees to serve as a member, chairman and lead independent director of the Board for the term of this Agreement.

(b) Duties. Director shall perform such duties and responsibilities as are normally related to such position in accordance with the By-Laws and applicable law.

(c) Compensation. Director shall be paid for his services as detailed on Exhibit A.

2. Term. This Agreement shall commence on the date hereof and continue in full force thereafter for as long as Director is elected as a member of the Board in accordance with the By-Laws, all applicable federal and state laws, rules and regulations, and all rules and regulations on any national securities exchange on which any security of the Company is either listed or quoted.

3. General.

(a) Assignment. Director acknowledges that this is a personal service contract and shall not assign any rights or delegate any duties hereunder.

(b) Controlling Law. This Agreement will be governed by the internal laws of the State of Colorado without reference to choice of law principles.

(c) Amendment. Except as otherwise provided herein, this Agreement may be modified, amended, or any provision waived only by a written instrument signed by Director and the Company.

(d) Entire Agreement. This Agreement constitutes the entire agreement and set forth the entire understanding of the parties with respect to the performance of the Appointment and supersedes all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written.

(e) Severability. In the event any one or more of the provisions of this Agreement are unenforceable, the remainder of the Agreement will be unimpaired. Any unenforceable provision will be replaced by a mutually acceptable provision which comes closest to the intention of the parties at the time the original provision was agreed upon.

(f) Waiver. The failure of any party, at any time, to require strict performance by the other parties of any of the provisions hereof shall not waive or diminish a party’s rights thereafter to demand strict compliance with these provisions or with any other provisions of this Agreement.

(g) Survival. Section 3 shall survive the termination of this Agreement and is binding on the heirs and permitted assigns of the parties.

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IN WITNESS WHEREOF, the parties to this Agreement, each acting under due and proper authority, and each intending to be legally bound, have executed this Agreement on the date and year first above written.

COMPANY:

SURNA INC.

By:	/s/ Trent Doucet
Trent Doucet
President and Chief Executive Officer

DIRECTOR:

By:	/s/ Timothy J. Keating
Timothy J. Keating

[Signature Page to Board of Directors Agreement]

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exhibit A

Compensation

1.	The Company will issue Keating an equity retention payment of 1,400,000 shares of the Company’s restricted common stock no later than March 17, 2017, (i) 700,000 shares of which will vest immediately and (ii) 700,000 shares of which will vest on March 1, 2018.

2.	The Company will instruct its transfer agent to upload the initial 700,000 shares of common stock to DWAC or an alternative electronic transfer method, if permitted, for collection by Keating’s nominated broker.

3.	In accordance with Clause 4 of this Exhibit, the Company will pay Keating a monthly retainer of $6,250 for his ongoing director services. The retainer consists of two components: (i) $5,000 monthly Director’s retainer, and (ii) $1,250 monthly retainer for additional service as the Chairman of the Board and Lead Independent Director. In the event that Keating is no longer retained as a Director or Chairman of the Board and Lead Independent Director, the retainer shall be adjusted on a pro-rata basis.

4.	The Parties agree that 50% of Keating’s director’s retainer (or $2,500 per month) will be paid in the form of the Company’s restricted common stock and will be paid quarterly, in arrears. The price used to determine the number of shares for each new calendar quarter shall be the volume-weighted average price (“VWAP”) of the common stock for the 30 trading days from and including the last day of the preceding calendar quarter. For purposes hereof, VWAP shall mean, for any trading day, the volume-weighted average price, calculated by dividing the aggregate value of common stock traded on the trading market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of common stock traded on the trading market (or such other national securities exchange or automated quotation system on which the common stock is listed) for such trading day, or if such volume-weighted average price is unavailable, the market value of one share of common stock on such trading day as determined by the Board of Directors in a commercially reasonable manner.

5.	The Company will calculate the number of shares to be issued, submit its calculation to Keating for confirmation, and then upload the shares electronically, if possible, no later than the 10th calendar day of each new quarter.

6.	The Company will make a $3,750 monthly payment in cash, in advance, to Keating by the 5th calendar day of each month. The monthly payment is the sum of the cash portion of the Director’s retainer and the Chairman’s retainer. The initial payment for March 2017 is due no later than March 17, 2017.

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